Exhibit 99.1

THIS ANNOUCEMENT CONTAINS INSIDE INFORMATION

VAALCO ENERGY, INC. PROVIDES OPERATIONAL AND FINANCIAL UPDATE INCLUDING PRODUCTION AND SALES VOLUMES FOR FOURTH QUARTER 2023

HOUSTON – January 17, 2024 – VAALCO Energy, Inc. (NYSE: EGY; LSE: EGY) (“VAALCO” or the “Company”) today provided an operational and financial update with production and sales volumes for the fourth quarter and full year of 2023 as well as its increased cash and cash equivalents balance as of December 31, 2023.

Highlights and Key Items:

●	Continued solid operational performance in Gabon, Egypt and Canada drove production and sales volumes in Q4 2023;
●	Recorded full year 2023 sales volumes of 23,900 to 24,000 working interest (“WI”) barrels of oil equivalent per day (“BOEPD”) at the top of its guidance range of 23,050 to 24,000 WI BOEPD;
o	Full year 2023 sales volumes were 18,700 to 18,800 net revenue interest (“NRI”) BOEPD above the top end of the Company’s guidance range of 17,900 to 18,500 NRI BOEPD;
●	Generated sales volumes of about 27,400 to 27,550 WI BOEPD in Q4 2023 or 21,725 to 22,125 NRI BOEPD;
●	Produced between 23,900 and 24,000 WI BOEPD for full year 2023, above the midpoint of its full year guidance range of 23,450 to 24,400 WI BOEPD;
o	Full year 2023 production volumes were 18,700 to 18,800 NRI BOEPD at the top end of the Company’s guidance range of 18,300 to 18,900 NRI BOEPD;
●	Delivered Q4 2023 production of 23,100 to 23,500 WI BOEPD or 17,900 to 18,200 NRI BOEPD; and
●	Grew cash and cash equivalents to over $120 million at December 31, 2023 after returning $12.5 million in dividends and share buybacks in Q4 2023.

George Maxwell, VAALCO’s Chief Executive Officer commented, “We finished 2023 with solid production driven by our capital programs in Egypt and Canada and the continued strong operational uptime in Gabon. In 2023, we raised our full year production and sales guidance following excellent first half 2023 results and our continued outstanding performance has allowed us to achieve the top end of our sales guidance and our production was also above the midpoint of the increased guidance range. Our high-quality asset base, combined with our exceptional operational and financial teams, have helped us to deliver this strong performance that exceeded expectations. We have grown our cash by more than $80 million in 2023 and ended the year with over $120 million in cash. VAALCO was able to accomplish this even after funding our capital program, paying out $27 million in dividends and repurchasing $21 million of VAALCO stock. We remain committed to maximizing shareholder value, generating meaningful cash flow and growing our production and reserves across a larger, diversified portfolio. We have entered 2024 with a clean balance sheet, growing cash position and robust operational performance, underpinning management’s confidence in achieving our strategic objectives.”

About VAALCO

VAALCO, founded in 1985 and incorporated under the laws of Delaware, is a Houston, Texas, USA based, independent energy company with production, development and exploration assets in Africa and Canada.

Following its business combination with TransGlobe Energy Corporation (“TransGlobe”) in October 2022, VAALCO owns a diverse portfolio of operated production, development and exploration assets across Gabon, Egypt, Equatorial Guinea and Canada.

For Further Information

VAALCO Energy, Inc. (General and Investor Enquiries)	+00 1 713 623 0801
Website:	www.vaalco.com

Al Petrie Advisors (US Investor Relations)	+00 1 713 543 3422
Al Petrie / Chris Delange

Buchanan (UK Financial PR)	+44 (0) 207 466 5000
Ben Romney / Barry Archer	VAALCO@buchanan.uk.com

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created by those laws and other applicable laws and “forward-looking information” within the meaning of applicable Canadian securities laws. Where a forward-looking statement expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. All statements other than statements of historical fact may be forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “forecast,” “outlook,” “aim,” “target,” “will,” “could,” “should,” “may,” “likely,” “plan” and “probably” or similar words may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this press release include, but are not limited to, statements relating to (i) estimates of production and sales volumes and cash position as of, and for the quarter ended December 31, 2023; (ii) estimates of future drilling, production, sales and costs of acquiring crude oil, natural gas and natural gas liquids; (iii) expectations of future commodity prices; (iii) expectations on future capital expenditures; and (iv) expectations regarding future exploration and the development, growth and potential of VAALCO’s operations, project pipeline and investments, and schedule and anticipated benefits to be derived therefrom. Such forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to: risks relating to any unforeseen liabilities of VAALCO or TransGlobe; the ability to generate cash flows that, along with cash on hand, will be sufficient to support operations and cash requirements; the impact and costs of compliance with laws and regulations governing oil and gas operations; the risks described under the caption “Risk Factors” in VAALCO’s 2022 Annual Report on Form 10-K filed with the SEC on April 6, 2023.

Inside Information

This announcement contains inside information as defined in Regulation (EU) No. 596/2014 on market abuse which is part of UK domestic law by virtue of the European Union (Withdrawal) Act 2018 (“MAR”) and is made in accordance with the Company’s obligations under article 17 of MAR. The person responsible for arranging the release of this announcement on behalf of VAALCO is Matthew Powers, Corporate Secretary of VAALCO.